Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527
Email:	don.washington@enproindustries.com

EnPro Industries Announces Acquisition of PI Bearing Technologies

CHARLOTTE, N.C., August 3, 2011 — EnPro Industries, Inc. (NYSE: NPO) today announced the acquisition of PI Bearing Technologies, a privately held manufacturer of bearing blocks and other bearing products used in fluid power applications. The acquisition was completed for cash. Terms were not disclosed.

PI, which is located in Waukegan, Illinois and has 22 employees, will be managed as part of GGB Bearing Technology, an EnPro Industries company.

“We are very pleased to announce the acquisition of PI,” said Steve Macadam, president and chief executive officer of EnPro. “PI’s well-respected products and manufacturing technology are strong complements to the products and technologies of GGB’s facility in Dieuze, France. We see growing demand for high performance products used in fluid power applications. With GGB’s engineering capabilities, production capacity and global presence, the addition of PI makes GGB a strong competitor in an attractive market.”

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.